UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 21, 2007
W HOLDING COMPANY, INC.
(Exact name of registrant as specified in its charter)

Puerto Rico	000-27377	66-0573197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19 West McKinley Street, Mayaguez, Puerto Rico		00680
(Address of principal executive offices)		(Zip code)
Registrant’s telephone number, including area code: (787) 834-8000
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)) Rule 425, Rule 14a-12 and Instruction 2 to Rule 14d-2(b)(2)

Item 8.01 Other Events.
           W Holding Company, Inc. (the “Company”), the financial holding company of Westernbank Puerto Rico (the “Bank”), announced today that it had entered into an employment agreement with Mr. Carlos Davila and that Mr. Davila has been appointed Executive Vice President and Chief Retail Officer of Westernbank Puerto Rico, effective October 1, 2007.
          Mr. Davila comes to the Bank after serving as President and Region Manager with Citibank, N.A. in Florida and Puerto Rico from 1999 to 2007. Previously, Mr. Davila served as Senior Vice President and Treasurer for First Bancorp from 1996 to 1997. Before that, he served as Vice President of Smith Barney, a subsidiary of Citigroup, from 1993 to 1996. Prior thereto, his banking experience and career dates back to 1985.
          In connection with his appointment, Mr. Davila entered into an employment agreement which provides for (a) a current annual base salary of $375,000, (b) an annual performance-based bonus, as described below, (c) a signing bonus in the amount of $175,000 (d) a grant of options to purchase 200,000 shares of the Company’s common stock at an exercise price of $3.00 per share, vesting in five equal annual installments beginning on the first anniversary of employment, (e) relocation and related expenses, not to exceed $25,000, and (f) other fringe benefits applicable to executive personnel of the Company. In the event Mr. Davila is terminated by the Bank without “cause” (as defined in such agreement) or Mr. Davila terminates his employment because he has been demoted during the term of the employment agreement, Mr. Davila will be entitled to a severance payment equal to his annual base salary ($375,000) plus relocation and other related expenses, if applicable, not to exceed $25,000. In addition, the Company’s employment agreement with Mr. Davila contains provisions regarding confidentiality, proprietary information and work product.
          Upon reaching certain and determined parameters to be mutually agreed by and between the Bank and Mr. Davila, an annual performance-based bonus target may amount up to $500,000, but could exceed said amount with the approval of the Board of Directors of the Company.
          The initial term of employment under the employment agreement shall be one year, commencing on October 1, 2007 and terminating on first anniversary thereof. On each anniversary of the date of October 1, 2007, the term of the employment shall automatically be extended for an additional one year period, unless either party receives written notice, not less than ninety days prior to the anniversary date, advising the other party that the employment agreement shall not be further extended. Any such written notice shall not affect any prior extensions of the term of employment.
          The Company, the Bank and Mr. Davila have also entered into a Payment Agreement in the Event of Change in Control with the Company that will entitle Mr. Davila to a lump sum cash payment of up to $1.5 million if there is a “change in control” of the Company, on terms and conditions that are the same as those set forth in comparable agreements entered into by the Company with comparable executives.

          The foregoing summary is qualified in its entirety by reference to the Employment Agreement and the Payment Agreement in the Event of Change in Control with Mr. Davila, copies of which are filed as Exhibits 99.1 and 99.2 to this report.
     On September 21, 2007, a purported class action lawsuit was filed against the Company, the Bank, and several of the Company’s present or former officers and directors, in the United States District Court for the District of Puerto Rico, by Samuel Hildenbrand, an alleged shareholder of the Company. The Company has not yet been served with a copy of the complaint. The lawsuit alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, claiming that the defendants intentionally issued false and misleading financial statements by failing, during the period of April 24, 2006 through June 26, 2007, to classify as impaired a loan the Bank made to Inyx, Inc. The lawsuit seeks damages in an unspecified amount. As is common with litigation of this type, additional lawsuits with substantially the same allegations have been or may be filed by other law firms representing other plaintiffs. The Company believes that the allegations in the lawsuit are without merit, and it intends to vigorously defend against the action.
Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     On September 28, 2007, the Board of Directors of the Company amended Article V, Section 2 “Stock Certificates” of the Company’s Bylaws to allow for the issuance of the Company’s shares in uncertified form. By being able to issue uncertificated shares, the Company may participate in the Direct Registration System, which is currently administered by The Depository Trust Company, as required by the New York Stock Exchange rules. The Direct Registration System allows investors to have securities registered in their names without the issuance of physical certificates and allows investors to electronically transfer securities to broker-dealers in order to effect transactions without the risks and delays associated with transferring physical certificates. The amendment to the Bylaws also provides that each registered stockholder shall be entitled to a stock certificate upon request.
     A copy of the amended Bylaws is attached as Exhibit 3.1 to this Current Report on Form 8-K and the foregoing description is qualified in its entirety by reference to Exhibit 3.1. The amendment became effective upon its adoption by the Board of Directors on September 28, 2007.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits
3.1	Bylaws of W Holding Company, Inc., as amended.

99.1	Employment Agreement, dated as of October 1, 2007, by and between W Holding Company, Inc., Westernbank Puerto Rico and Carlos Davila.

99.2	Payment Agreement in the Event of Change in Control between W Holding Company, Inc., Westernbank Puerto Rico and Carlos Davila

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W HOLDING COMPANY, INC.
(Registrant)

/s/ Freddy Maldonado

Freddy Maldonado
President and Chief Investment Officer

Date: October 3, 2007